Exhibit 99.1


               ConocoPhillips Reports Third-Quarter Net
          Income of $3.9 Billion or $2.31 Per Diluted Share

       Results include $0.37 per share reduction due to certain
                      previously disclosed items


    HOUSTON--(BUSINESS WIRE)--Oct. 25, 2006--ConocoPhillips
(NYSE:COP):

                          Earnings at a glance

                               Third Quarter          Nine Months
------------------------------------------------- --------------------
                              2006       2005       2006       2005
-------------------------------------- ---------- ---------- ---------
Income from continuing
 operations                $    3,876      3,804  $  12,353     9,858
                               million    million    million   million
Income (loss) from
 discontinued operations   $        -         (4) $       -        (8)
Net income                 $    3,876      3,800  $  12,353     9,850
-------------------------------------- ---------- ---------- ---------
Diluted income per share
 Income from continuing
  operations               $     2.31       2.68  $    7.78      6.94
 Net income                $     2.31       2.68  $    7.78      6.94
-------------------------------------- ---------- ---------- ---------
Revenues(a)                $     48.4       48.7  $   142.4     128.2
                               billion   billion   billion     billion
-------------------------------------- ---------- ---------- ---------

(a) Effective April 1, 2006, revenues no longer include the sales portion of buy/sell contracts, reflecting the adoption of EITF No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty."


    ConocoPhillips (NYSE:COP) today reported third-quarter net income of $3,876 million, or $2.31 per share, compared to $3,800 million, or $2.68 per share, for the same quarter in 2005. Revenues were $48.4 billion, versus $48.7 billion a year ago.

    "Overall, we had consistent operations for the quarter. We produced 2.47 million BOE per day, including an estimated 0.44 million BOE per day from our LUKOIL Investment segment," said Jim Mulva, chairman and chief executive officer. "Upstream results were negatively impacted by the unexpected partial shut-down of the partner-operated Prudhoe Bay oil field in Alaska, as well as planned downtime in other areas.

    "Our downstream crude oil capacity utilization rate improved to 95 percent, although we experienced downtime at our Wilhelmshaven and Wood River refineries. The improvement in utilization came from an overall decrease in turnaround activity and unplanned downtime during the quarter."

    Third-quarter net income was negatively impacted $0.37 per share by the following previously disclosed items:

    -- $400 million from new United Kingdom tax legislation impacting Exploration & Production (E&P), including $270 million related to the revaluation of deferred taxes and $130 million related to the company's operations for the first six months of 2006.

    -- $249 million impairment on certain Refining & Marketing (R&M) assets held for sale.

    -- $94 million from new Alaska tax legislation impacting the E&P segment related to the company's operations for April through June.

    -- $121 million net benefit from business interruption insurance, including $103 million related to the R&M segment.

    "We ended the quarter with debt of $27.8 billion and a debt-to-capital ratio of 25 percent," said Mulva. "During the quarter, we generated $6.2 billion in cash from operations; funded $3.8 billion in capital projects, investments and loans to affiliates; reduced debt by $1.7 billion; paid $600 million in dividends; and repurchased $250 million of ConocoPhillips common stock."

    For the first nine months of 2006, net income was $12,353 million, or $7.78 per share, versus $9,850 million, or $6.94 per share, for the same period a year ago. Revenues were $142.4 billion, versus $128.2 billion a year ago.

    The results for ConocoPhillips' business segments follow.

    Exploration and Production (E&P)

    Third-quarter financial results: E&P net income was $1,904 million, including the $494 million in charges associated with the U.K. and Alaska tax legislation noted above. Net income for the third quarter was down from $3,304 million in the second quarter of 2006 and $2,288 million in the third quarter of 2005. The decrease from the second quarter of 2006 reflects the negative impact of the tax legislation noted above and the absence of a $401 million second-quarter benefit related to Canadian tax legislation. Lower crude oil sales volumes and increased depreciation, depletion and amortization expense from the application of purchase accounting for the Burlington Resources acquisition at the operating-area level also negatively impacted net income. The decrease from the third quarter of 2005 primarily was due to the negative impact of recent tax legislation, partially offset by the inclusion of Burlington Resources' results.

    Daily production from the E&P segment, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 2.04 million barrels of oil equivalent (BOE) per day, a decline from 2.13 million BOE per day in the previous quarter and an increase from 1.52 million BOE per day in the third quarter of 2005. The decrease from the second quarter of 2006 primarily was due to the partial shut-down of the Prudhoe Bay field and lower volumes from the United Kingdom and Venezuela due to planned maintenance. The increase from the third quarter of 2005 primarily was due to the addition of the Burlington Resources assets and higher production from Libya and the Timor Sea, partially offset by lower production from the Prudhoe Bay field. Before-tax exploration expenses were $197 million in the third quarter of 2006, versus $134 million in the previous quarter and $140 million in the third quarter of 2005.

    Nine months financial results: E&P net income for the first nine months of 2006 was $7,761 million, up from $6,004 million in 2005, primarily from higher realized crude oil prices and the inclusion of Burlington Resources' results, partially offset by the net impact of recent tax legislation.

    Midstream

    Third-quarter financial results: The Midstream segment, which includes the company's 50 percent interest in Duke Energy Field Services, LLC (DEFS), reported net income of $169 million, up from $108 million in the previous quarter and up from $88 million in the third quarter of 2005. The increase from the previous quarter reflects the net impact of tax adjustments to gains on assets sold in 2005 and higher natural gas liquids prices. The increase from the third quarter of 2005 reflects a tax adjustment to the gain on assets sold in 2005 and higher natural gas liquids prices.

    Nine months financial results: Midstream net income for the first nine months of 2006 decreased to $387 million, from $541 million in 2005. The decrease primarily was due to the 2005 restructuring of ConocoPhillips' ownership in DEFS, partially offset by higher natural gas liquids prices.

    Refining and Marketing (R&M)

    Third-quarter financial results: R&M net income was $1,464 million, including a $249 million impairment on assets held for sale and a net benefit of $103 million from business interruption insurance, as noted above. Net income for the third quarter was down from $1,708 million in the previous quarter and up from $1,390 million in the third quarter of 2005. The decrease from the second quarter of 2006 primarily was the result of lower worldwide refining margins and the impairment on assets held for sale. This decrease was partially offset by higher worldwide marketing margins and domestic refining volumes, the business interruption insurance benefit and lower turnaround costs. The increase from the third quarter of 2005 primarily was due to higher worldwide marketing margins and domestic refining volumes and the business interruption insurance benefit. This increase was partially offset by lower worldwide refining margins, the impairment on assets held for sale, and higher depreciation expense and maintenance costs.

    The domestic refining crude oil capacity utilization rate for the third quarter was 96 percent, up from 91 percent in the previous quarter. The improvement primarily was due to the return to normal operations of the Trainer, Pa., refinery after an extended full plant turnaround, as well as the Lake Charles refinery in Westlake, La., which had second-quarter unplanned downtime. This improvement was partially offset by downtime at the Wood River refinery in Roxana, Ill., due to damage sustained during a severe storm. The Wood River refinery returned to normal operations during the quarter.

    The international crude oil capacity utilization rate was 89 percent, down from 94 percent in the previous quarter. The decrease primarily was due to planned downtime at the Wilhelmshaven, Germany, refinery.

    Worldwide, R&M's refining crude oil capacity utilization rate averaged 95 percent, compared with 91 percent in the previous quarter and 95 percent in the third quarter of 2005. Before-tax turnaround costs were $42 million in the third quarter of 2006, versus $115 million in the previous quarter and $53 million in the third quarter of 2005.

    Nine months financial results: R&M net income for the first nine months of 2006 increased to $3,562 million, compared with $3,200 million for the first nine months of 2005. The increased earnings were due to higher domestic refining and worldwide marketing margins and the business interruption insurance benefit. The increase was partially offset by the impairment on assets held for sale, lower domestic refining volumes and international refining margins, and higher depreciation expense and maintenance costs. The nine-month results for 2005 also included a gain on asset sales.

    LUKOIL Investment

    Third-quarter financial results: Net income was $487 million, up from $387 million in the previous quarter and up from $267 million in the third quarter of 2005. The results included ConocoPhillips' estimated weighted-average equity share of OAO LUKOIL's (LUKOIL) income for the third quarter, based on market indicators, historical production trends for LUKOIL and an adjustment reflecting the company's ownership interest based on shares outstanding in accordance with U.S. GAAP (second-quarter average of 830 million). The company's ownership interest in LUKOIL at the end of the third quarter was 19 percent of the 851 million authorized and issued shares.

    The increase in net income from the previous quarter mainly was due to the company's increased equity ownership and higher estimated commodity prices. The increase from the third quarter of 2005 primarily was due to the company's increased equity ownership, higher estimated volumes and commodity prices, and a net benefit from alignment of the company's estimate of second-quarter net income to LUKOIL's reported results.

    For the third quarter of 2006, ConocoPhillips estimated its equity share of LUKOIL production was 436,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 164,000 barrels per day.

    Nine months financial results: Net income for the first nine months of 2006 increased to $1,123 million, from $525 million in 2005. The increase primarily was due to the company's increased equity ownership, higher estimated prices and volumes, and a benefit from alignment of LUKOIL's estimated net income to actual results.

    Chemicals

    Third-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported net income of $142 million, compared with $103 million in the second quarter of 2006 and $13 million in the third quarter of 2005. The increase from the second quarter primarily was attributed to higher margins, a business interruption insurance benefit and the negative impact of tax legislation on the previous quarter results. The increase from the third quarter of 2005 was largely due to higher margins, lower utility costs, a business interruption insurance benefit, and 2005 hurricane-related downtime.

    Nine months financial results: Chemicals net income for the first nine months of 2006 increased to $394 million, compared with $209 million in the first nine months of 2005. The increase primarily was due to higher olefins and polyolefins margins and volumes and a business interruption insurance benefit.

    Emerging Businesses

    The Emerging Businesses segment had net income of $11 million in the third quarter of 2006, compared with a net loss of $12 million in the second quarter of 2006 and slightly positive results in the third quarter of 2005. The increase from the previous quarter primarily was due to the second-quarter write-down of a domestic power asset. The increase from the third quarter of 2005 was due to improved international power generation results.

    Corporate and Other

    Third-quarter Corporate expenses, after tax, were $301 million, down from $412 million in the previous quarter and up from $246 million in the third quarter of 2005. The decrease from the second quarter of 2006 primarily was due to favorable foreign exchange impacts and lower interest expense. The increase from the third quarter of 2005 is attributed to higher interest expense and acquisition-related charges. This increase was partially offset by favorable foreign exchange impacts and the absence in 2006 of premiums incurred in 2005 on the early retirement of debt.

    Total debt at the end of the third quarter was $27.8 billion, a reduction of $1.7 billion from the end of the second quarter. The company's debt-to-capital ratio was 25 percent, compared to 27 percent at the end of the second quarter. The cash balance was $0.7 billion at the end of the third quarter.

    The company's third-quarter tax provision included the $400 million charge from the U.K. tax legislation. Excluding this item, the tax provision was $3.7 billion, resulting in an effective tax rate of
46.1 percent, versus 51.2 percent including this item. This is compared with 45.1 percent in the previous quarter excluding second-quarter tax legislation impacts in Canada and Texas, and 40.3 percent including such impacts.

    Outlook

    Mr. Mulva concluded:

    "We continue to progress our long-term strategic investment plans. Our 2006 capital program remains on course, including the completion of our planned equity investment in LUKOIL.

    "Our asset rationalization program, anticipated to generate proceeds of approximately $3 billion to $4 billion when it is completed next year, is advancing as planned. We are actively marketing a number of assets identified for disposition. For example, in the third quarter we sold our remaining interest in the Permian Basin Royalty Trust.

    "We are pleased to have reached an agreement with EnCana Corporation (EnCana) to create an integrated, North American heavy oil business. This venture builds on our current and planned heavy-oil expansion work in our Wood River and Borger refineries and makes available a stable, long-term supply of bitumen. The venture also is expected to enhance ConocoPhillips' near- and long-term production growth, providing a steady, stable source of resource additions. We look forward to working closely with EnCana to make this venture a success.

    "Looking ahead to the fourth quarter, we expect our upstream production to increase, reflecting the resumption of operations at Prudhoe Bay, normal seasonality, and less scheduled downtime in the United Kingdom and Venezuela, partially offset by production sharing contract impacts in the Timor Sea. Downstream, we expect crude oil capacity utilization to be similar to the third quarter.

    "Our full-year exploration expense is expected to be approximately $800 million. Downstream, we expect full-year turnaround costs to be approximately $400 million."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 38,300 employees, $164 billion of assets, and $190 billion of year-to-date annualized revenues as of September 30, 2006. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern time today.

    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Investor Information" link.

    For financial and operational tables and detailed supplemental information, go to http://www.conocophillips.com/investor/reports/index.htm

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; our ability to successfully negotiate and execute final definitive agreements with EnCana; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and "resources" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.



    CONTACT: ConocoPhillips
             Becky Johnson, 281-293-6743 (media)
             or
             Gary Russell, 212-207-1996 (investors)